Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FIRST QUARTER

2014 RESULTS OF OPERATIONS

Bensenville, Ill. – May 1, 2014— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its first quarter ended March 31, 2014.

The Company reported first quarter revenue of $14.3 million as compared with $11.5 million in the prior quarter. The general lighting segment of the LED market continued to strengthen in the first quarter as adoption of this disruptive technology continues to gain momentum. Overall LED growth in the quarter was tempered by seasonality associated with the backlighting market. Demand from this market is typically lower at the beginning of the year. As a result, overall demand in the first quarter was similar to the prior quarter and sapphire pricing, therefore, remained fairly consistent with the previous quarter.

The Company reported progress in growing the wafer side of its business. They received their first production order for their recently introduced patterned sapphire substrates which will be delivered in the second quarter. They also received their first production order of four-inch polished wafers which started in the latter part of the first quarter.

Raja Parvez, President and CEO of Rubicon, commented, “Patterned sapphire substrates (“PSS”) and polished wafers are an important part of our strategy and I am pleased with the sales progress we made in the quarter.”

However, costs in the wafering operations were high in the quarter resulting in an increase in pre-tax loss from $9.1 million in the fourth quarter to $10.9 million in the first quarter. Wafer costs were higher than normal due to the large number of PSS samples produced and the cost of establishing a four-inch polishing line. In addition, due to the increased number of wafers in inventory at the end of the period and wafer costs exceeding market price, there was a $1.1 million adjustment to align wafer inventory to market value.

William Weissman, Rubicon’s CFO, commented, “Idle plant and development costs at our wafering facility are the main cause of our negative margins. However, utilization will be improving with the recent sales activity and we expect wafer costs to come down over the course of this year as we move from development to production.”

The Company’s net loss in the first quarter was $0.43 per share. The Company established a tax valuation allowance in the fourth quarter and consequently does not currently record a tax benefit on its Statements of Operations.

Second Quarter 2014 Guidance

Commenting on the outlook for the second quarter of 2014, Mr. Parvez said, “We expect the LED market to continue to strengthen in the second quarter resulting in some pricing improvement, particularly for four-inch material.”

Mr. Parvez continued, “Core sales volumes in the second quarter will decline somewhat as we have exhausted our excess boule inventory. We also believe we will see meaningfully higher wafer revenue in the second quarter which will improve utilization but, in the near-term, will not improve margins. With reduced core revenue offsetting increased wafer revenue, we expect total revenue in the second quarter to be similar to the first quarter. We expect our loss per share in the second quarter to be between $0.38 and $0.46, based on a share count of 26.1 million shares.”

Mr. Parvez said, “We are building momentum in the wafer business and with increasing volume and experience, and as customer specifications are defined, we will reduce our idle plant costs and our wafer product cost. The higher wafer sales mix will allow us to generate significant growth without adding crystal growth capacity and improve margins as our utilization and efficiency increase.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on May 1, 2014 to review the first quarter 2014 results and the second quarter 2014 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on May 9, 2014, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10044284. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2014, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	March 31,
	2014	2013
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$27,681	$21,506
Restricted cash	161	171
Short-term investments	35,481	14,339
Accounts receivable	8,168	9,530
Inventories	28,570	49,535
Other current assets	13,780	15,902
Deferred taxes	—	4,833

Total current assets	113,841	115,816
Property and equipment, net	113,637	116,932
Other assets	1,346	1,204

Total assets	$228,824	$233,952

Liabilities and Stockholders’ Equity
Accounts payable	$5,676	$2,312
Accrued and other current liabilities	2,759	2,548

Total current liabilities	8,435	4,860
Deferred tax liability	162	7,278

Total liabilities	8,597	12,138

Stockholders’ equity	220,227	221,814

Total liabilities and stockholders’ equity	$228,824	$233,952

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2014	2013
Revenue	$14,268	$8,307
Cost of goods sold	21,762	11,682

Gross loss	(7,494)	(3,375)
General and administrative expenses	2,388	2,190
Sales and marketing expenses	467	349
Research and development expenses	576	382

Total operating expenses	3,431	2,921

Loss from operations	(10,925)	(6,296)
Other income:
Interest income (expense) and other, net	37	(122)

Loss before income taxes	(10,888)	(6,418)
Income tax (expense) benefit	(6)	3,042

Net loss	$(10,894)	$(3,376)

Net loss per common share:
Basic	($0.43)	($0.15)
Diluted	($0.43)	($0.15)
Weighted average common shares outstanding used in computing net income per common share:
Basic	25,317,147	22,550,378
Diluted	25,317,147	22,550,378

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(10,894)	$(3,376)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,507	3,110
Other	448	406
Deferred taxes	—	(3,048)
Changes in operating assets and liabilities
Accounts receivable	(4,597)	3,139
Inventories	5,781	(2,253)
Other assets	(494)	2,541
Accounts payable	1,192	(6,609)
Accrued expenses and other current liabilities	584	(876)

Net cash used in operating activities	(4,473)	(6,966)

Cash flows from investing activities
Purchases of property and equipment	(1,924)	(192)
Purchases of investments	(26,675)	(9)
Proceeds from sale of investments	4,500	9,023

Net cash (used in) provided by investing activities	(24,099)	8,822

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	34,961	—
Other financing activities	260	2

Net cash provided by financing activities	35,221	2

Net effect of currency translation	(39)	75
Net increase in cash and cash equivalents	6,610	1,933
Cash and cash equivalents, beginning of period	21,071	19,573

Cash and cash equivalents, end of period	$27,681	$21,506